EXHIBIT 10.1

                                [GRAPHIC OMITTED]
                         COACTIVE MARKETING GROUP, INC.


September 28, 2007

Re:  Chief Financial Officer Offer Terms and Conditions

Dear Fred Kaseff:

It is our pleasure to offer you the position of Chief Financial Officer reporting to Charlie Tarzian, CEO. Please be aware that this agreement is contingent upon your acceptance of the terms herein and the results and completion of your background check.

Offer Specifics:
----------------

o Your semi-monthly salary will be $11,458.33.00, which is equivalent to $275,000.00 on an annualized basis.

o Pay Periods - All full-time regular employees are paid semi-monthly, i.e. the 15th of every month and the last day of the month.

o Start Date: Pursuant to our conversation, you will begin employment with CoActive Marketing, Inc. on a mutually agreeable date.

o Bonus Opportunity: You will be eligible for a target bonus equal to 40% of you annual salary.

o Stock Options: Your initial grant of company stock is 100,000 shares of restricted stock of the Company to be vested over 5 years. We will accelerate your vesting if you were to lose your job for any reason within eighteen months from the close of any transaction that would change control of the company.

o Benefits: You will be eligible to participate in CoActive's 401(k) Plan and the Healthcare, Dental & Cafeteria Plans assuming you meet each plan's eligibility requirements and waiting periods. You will also be eligible for Life Insurance and Accidental Death and Dismemberment Insurance, as well as Long Term Disability insurance.

Further Agreed:
---------------

o Non-Solicitation - Within the one (1) year period immediately following the termination of employment, regardless of the reason therefore, Employee shall not directly or indirectly solicit, induce, aid, or suggest to any of CoActive's employee's or consultants, or other persons having substantial contractual relationship with CoActive, to leave such employ, cease consulting or terminate such contractual relationship with CoActive. Employee acknowledges the preceding covenant will not in any way preclude Employee upon termination of this Agreement from engaging in a lawful profession, trade, or business of any kind or from becoming gainfully employed.

o Confidentiality - By accepting this position, you agree to maintain as confidential and not to disclose or use for your benefit or the benefit of any other person or entity, any information received from CoActive, which is confidential or proprietary. Proprietary or confidential information shall include information the unauthorized disclosure or use of which would reduce the value of such information to CoActive. Such information includes, without limitation, CoActive client lists, its trade secrets, business plans, any confidential information about or provided by any client or prospective or former client, or information concerning CoActive business or financial affairs, including its books and records, commitments, procedures, plans and prospects, products developed by CoActive, securities positions, or current or prospective transactions or business of CoActive.

o Non-Compete - In the event your employment with CoActive shall be terminated for any reason, you agree that for a period of two (2) years from the date your separation of employment becomes effective, you shall not directly or indirectly, solicit business with existent clients or from any party whose business you solicited on behalf of CoActive, nor shall you take or participate in any action which it is reasonable for you to anticipate will adversely affect or impede the business of CoActive. The current client list will be provided you within the first week of employment. Upon termination, the list will be amended to include new clients. Further, should you elect to terminate your employment with CoActive, for a period of one (1) year from the effective date of your separation, you shall not, directly or indirectly, participate in any business competitive to the business of CoActive.

o        If CoActive seeks to terminate your employment other than by reason of
         (i) death or (ii) for cause, then CoActive shall provide you notice of such termination for six (6) months prior to such final termination. You will continue to be required to perform your responsibilities during such notice period and all obligations of CoActive with respect to you will continue during such notification period. Such notice of termination will be provided to you at your residence by certified mail. As used herein, cause shall mean but not limited to, fraud, embezzlement, intentional misappropriation against CoActive LLC, continuously and deliberately neglected, or refused to perform his duties under, or engaged in willful misconduct with respect to his duties under this letter.

You will need to provide evidence you have the legal right to work in the United States within three (3) days of your starting date. This proof may be a valid U.S. Passport, Certified Birth Certificate, original Social Security card and/or a State Issued Driver's License or State Issued Identification card. There are other documents, which may be used to provide evidence of the right to work in the United States. Human Resources will be able to provide you with the other usable documents if necessary.

Please be advised that this letter does not constitute an expressed or implied contract of employment. By accepting this position, your status will be that of an employee at "will".

Please feel free to contact me at any time should you have questions.

We are looking forward to working with you and think that you will be a great asset to the team. I look forward to speaking with you soon.


Sincerely,


/s/ DINA POWERS
-----------------------------
Dina Powers
Human Resources Director

Mls


AGREED AND ACCEPTED:


/s/ FRED KASEFF
-----------------------------
Fred Kaseff

October 2, 2007
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